Exhibit (a)(1)(L)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 8, 2011, and the related Letters of Transmittal and any amendments or supplements thereto, and is being made to all holders of Securities. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Morgan Stanley & Co. Incorporated (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock and Certain Unexercised Warrants and Unconverted Notes

of

CLINICAL DATA, INC.

at

The Prices Set Forth Below

by

MAGNOLIA ACQUISITION CORP.

a direct wholly-owned subsidiary of

FL HOLDING CV

and an indirect wholly-owned subsidiary of

FOREST LABORATORIES, INC.

Magnolia Acquisition Corp., a Delaware corporation (the “Purchaser”), a wholly owned subsidiary of FL Holding CV, an entity organized under the laws of the Netherlands (“Parent”), and an indirect wholly-owned subsidiary of Forest Laboratories, Inc. (“Forest”) is offering to purchase:

•

all of the outstanding shares of common stock, $0.01 par value (the “Shares”), of Clinical Data, Inc., a Delaware corporation (“Clinical Data”), at a price of $30.00 per Share, net to the sellers in cash, without interest thereon and subject to any required withholding taxes (the “Upfront Consideration”) plus the contractual right, pursuant to the Contingent Value Right Agreement between Parent, Forest, and a to-be-designated bank or trust company, to receive additional consideration of up to $6.00 per Share upon the achievement of certain milestones set forth in the Contingent Value Right Agreement (the “CVR Consideration,” and together with the Upfront Consideration, the “Shares Offer Price”);

•

all of the outstanding warrants, dated August 31, 2006, issued by Clinical Data to Laurus Master Fund, Ltd. (the “Laurus Warrants”) at a price equal to (i) the product of $10.00 multiplied by the number of Shares subject to such Laurus Warrants as of immediately prior to the first time at which the Purchaser accepts for payment Securities tendered pursuant to the Offer (the “Acceptance Time”), and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Laurus Warrants as of immediately prior to the Acceptance Time (the “Laurus Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between Clinical Data and the investors named therein (the “2005 Warrants”) at a price equal to (i) the product of $14.90 multiplied by the number of Shares subject to such 2005 Warrants as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2005 Warrants as of immediately prior to the Acceptance Time (the “2005 Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between Clinical Data and the investors named therein (the “2006 Warrants”) at a price equal to (i) the product of $17.71 multiplied by the number of Shares subject to such 2006 Warrants as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2006 Warrants as of immediately prior to the Acceptance Time (the “2006 Warrant Offer Price”);

•

all of the outstanding warrants issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of September 26, 2008, between Clinical Data and the purchasers named therein (the “2008 Warrants”) at a price equal to (i) the product of $13.56 multiplied by the number of Shares subject to such 2008 Warrants as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such 2008 Warrants as of immediately prior to the Acceptance Time (the “2008 Warrant Offer Price”);

•

all of the outstanding warrants with an exercise price of $8.120 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series A 2009 Warrants”) at a price equal to (i) the product of $21.88 multiplied by the number of Shares subject to such Series A 2009 Warrants as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series A 2009 Warrants as of immediately prior to the Acceptance Time (the “2009 Warrant Offer Price”); and

•

all of the outstanding warrants with an exercise price of $9.744 issued by Clinical Data pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2009, between Clinical Data and the purchasers named therein (the “Series B 2009 Warrants,” and together with the Laurus Warrants, the 2005 Warrants, the 2006 Warrants, the 2008 Warrants, the Series A Warrants, the “In-the-Money Warrants”) at a price equal to (i) the product of $20.26 multiplied by the number of Shares subject to such Series B 2009 Warrants as of immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon exercise in full of such Series B 2009 Warrants as of immediately prior to the Acceptance Time (the “2009 Warrant Offer Price”); and

•

all outstanding convertible notes dated February 25, 2009 issued by Clinical Data pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among Clinical Data, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000 (the “Company Notes,” and together with the Shares and the In-the-Money Warrants, the “Securities”) at a price equal to (i) the product of $30.00 multiplied by the maximum number of Shares into which such Company Notes are convertible immediately prior to the Acceptance Time, and (ii) the right to receive the CVR Consideration with respect to each of the total number of Shares that would have been issuable upon conversion in full of such Company Notes as of immediately prior to the Acceptance Time (the “Company Notes Offer Price”);

upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 2011 (the “Offer to Purchase”), and in the related Letters of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

Security-holders of record who tender their Securities directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Offer to Purchase and Letters of Transmittal, transfer taxes on the purchase of Securities by the Purchaser pursuant to the Offer. Security-holders who hold their Securities through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON, MONDAY, APRIL 4, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 22, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser, Forest, and Clinical Data. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Clinical Data (the “Merger”) with Clinical Data continuing as the surviving corporation and a wholly-owned subsidiary of Parent. In the Merger, (i) each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Parent or any subsidiary of Parent, including the Purchaser, and any Shares held by Clinical Data as treasury stock, which Shares will be canceled without any conversion, and other than Shares held by any stockholder of Clinical Data who is entitled to and properly exercises appraisal rights under Delaware law) will be canceled and converted into the right to receive the Shares Offer Price, (ii) each unexercised Laurus Warrant issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the Laurus Warrant Offer Price, (iii) each unexercised 2005 Warrant issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the 2005 Warrant Offer Price, (iv) each unexercised 2006 Warrant issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the 2006 Warrant Offer Price, (v) each unexercised 2008 Warrant issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the 2008 Warrant Offer Price, (vi) each unexercised 2009 Warrant issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the 2009 Warrant Offer Price, and (vii) each unconverted Company Note issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive the Company Notes Offer Price. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as described below) and (ii) (A) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having been terminated or expired, and (B) all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental authority required to be obtained or made in connection with the purchase of Securities pursuant to the Offer having been made or obtained (although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a required governmental approval) (the “Regulatory Condition”). The Minimum Condition requires that, at the time of the expiration of the Offer, there shall have been tendered and not validly withdrawn Securities that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Clinical Data common stock basis) plus the number of all Shares issued or issuable pursuant to the Top-Up Option (as defined below), represent at least one Share more than 90% of the sum of (i) the total number of Shares outstanding at the time the Offer expires calculated on a fully-diluted basis plus (ii) the number of all Shares issued or issuable pursuant to the Top-Up Option (the “Minimum Condition”). The Offer also is subject to other conditions described in Section 15 of the Offer to Purchase.

Clinical Data has granted to the Purchaser an irrevocable right (the “Top-Up Option”), which the Purchaser may exercise or, upon written request of Clinical Data, must be exercised by the Purchaser, immediately following consummation of the Offer, if necessary, to purchase from Clinical Data the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries following consummation of the Offer, constitutes one Share more than 90% of the then outstanding Shares. If Parent, the Purchaser and any of their respective affiliates acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, each of Parent, the Purchaser and Clinical Data will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger under Section 253 of the Delaware General Corporation Law without action of the stockholders of Clinical Data.

On February 21, 2011, the Clinical Data Board of Directors unanimously approved the Offer, the Merger Agreement and the Support Agreement (as defined in Section 11 of the Offer to Purchase), and (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated therein are advisable, fair to and in the best interests of the holders of Shares, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by Clinical Data and declared that the Merger Agreement is advisable, and (iii) resolved to recommend that Clinical Data’s stockholders, warrant holders and note holders tender their Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and adopt the Merger Agreement.

Accordingly, Clinical Data’s Board of Directors unanimously recommends that the holders of Clinical Data’s Securities accept the Offer and tender their Securities pursuant to the Offer and adopt the Merger Agreement.

The Merger Agreement provides that on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any condition to the Offer (as set forth in Section 15 – “Conditions of the Offer” of the Offer to Purchase) is not satisfied or waived, then, subject to Parent’s and Clinical Data’s right to terminate the Merger Agreement pursuant to its terms, the Purchaser may, and if so requested in writing by Clinical Data prior to the then scheduled expiration of the Offer the Purchaser shall, extend the Offer and its expiration date beyond the initial expiration date for one or more periods of not more than five (5) business days each (or such other number of business days as the parties may agree) and ending no later than May 23, 2011 (or, under certain circumstances, June 23, 2011) to permit the conditions to the Offer to be satisfied; provided, that Clinical Data may not require the Purchaser to extend the Offer to any date that is later than the date on which the Stockholders’ Meeting is scheduled to occur. In addition, notwithstanding the satisfaction of any or all of the conditions to the Offer, if Clinical Data receives an Acquisition Proposal (as defined in Section 11 – “The Merger Agreement; Other Agreements” of the Offer to Purchase) five (5) or fewer business days prior to the initial expiration date or such other subsequent expiration date of the Offer, and Clinical Data provides Parent with a written request not less than one business day prior to the then scheduled expiration of the Offer that the Purchaser extend the Offer, then the Purchaser shall extend the Offer and its expiration date to such date as is necessary to ensure that the Offer does not expire until the earlier of five (5) business days from the date of such request and May 23, 2011 (or, under certain circumstances, June 23, 2011), or for such shorter period as may be specified by Clinical Data in such written request. Under the Merger Agreement, we will also extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff that is applicable to the Offer.

The Merger Agreement also states that the Purchaser may provide for a subsequent offering period in compliance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer, during which any remaining holders of the Securities may tender, but not withdraw, their Securities and receive the Offer Price. We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so.

Parent and the Purchaser have agreed in the Merger Agreement that, without the prior written consent of Clinical Data, Parent and the Purchaser will not (i) change or waive the Minimum Condition, (ii) decrease the number of Securities sought to be purchased by the Purchaser in the Offer, (iii) reduce the consideration to be paid for any Securities to be paid pursuant to the Offer, (iv) extend or otherwise change the expiration date of the Offer except as required by the Merger Agreement, (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer in addition to the conditions set forth in the Offer to Purchase, or (vii) amend, modify or supplement any of the terms of the Offer in any manner materially adversely affecting, or that would reasonably be expected to materially adversely affect, any of the holders of the Securities, in each case, in their capacity as such a holder.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Parent will pay, or will cause the Purchaser to pay, for the Securities accepted for payment pursuant to the Offer by depositing the aggregate amount payable pursuant to the Merger Agreement for such Securities with the Depositary, provided that Parent will not be required to deposit the funds related to the CVR Consideration with the Depositary unless and until such deposit is required pursuant to the terms of the Contingent Value Right Agreement. The Depositary will act as agent for tendering holders of the Securities for the purpose of transmitting such payments to the tendering holders of the Securities. If Parent or the Purchaser extends the Offer, is delayed in acceptance for payment of or payment (whether before or after our acceptance for payment for Securities) for Securities or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Securities on behalf of Parent and the Purchaser, and such Securities may not be withdrawn except to the extent that tendering holders of the Securities are entitled to withdrawal rights as described in the Offer to Purchaser under Section 4 – “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, the Purchaser will pay for Securities accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i)(A) certificates representing accepted Shares, accepted In-the-Money Warrants, and/or accepted Company Notes, or (B) in the case of the Shares accepted for payment pursuant to the Offer, timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”); (ii) a properly completed and duly executed Letter (or Letters) of Transmittal with all required signature guarantees or, in the case of a book-entry transfer applicable only to the Shares accepted for payment, an Agent’s Message in lieu of such Letters of Transmittal; and (iii) any other documents required by the applicable Letter of Transmittal. Accordingly, tendering holders of the Securities may be paid at different times depending upon when Share Certificates, In-the-Money Warrants, Company Notes, or Book-Entry Confirmations are actually received by the Depositary.

Securities tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders are irrevocable, except that Securities tendered may also be withdrawn after May 7, 2011, unless the Purchaser has already accepted them for payment. For a withdrawal of Securities to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name in which the certificates representing such Securities are registered, if different from that of the person who tendered such Securities. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Securities have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary. The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded and any Securities properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Securities may, however, be retendered by following one of the procedures for tendering Securities described in Section 3 of the Offer to Purchase at any time prior to the expiration of the Offer.

No withdrawal rights will apply to Securities tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Securities tendered in the Offer and accepted for payment.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Clinical Data has provided the Purchaser with a list of the holders of the Securities of Clinical Data and security position listings for the purpose of disseminating the Offer to Purchase, the related Letters of Transmittal and related documents to holders of Securities. The Offer to Purchase and related Letters of Transmittal will be mailed to record holders of Securities whose names appear on Clinical Data’s list of holders of the Securities and will be furnished, for subsequent transmittal to beneficial owners of Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of the Securities or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Securities pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letters of Transmittal contain important information. Holders of Securities should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the respective address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letters of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary or the Information Agent) for soliciting tenders of Securities pursuant to the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

212-929-5500 (Call Collect) or

CALL TOLL FREE 800-322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(212) 761-0367

March 8, 2011

6